Exhibit 10.1

Contact:	Brad E. Schwartz – (757) 389-5111
www.monarchbank.com

Date:	September 26, 2006

MONARCH BANK FORMS INVESTMENT AND INSURANCE

COMPANY “VIRGINIA ASSET GROUP, LLC”

Chesapeake, VA – Monarch Financial Holdings, Inc. (Nasdaq MNRK), parent company of Monarch Bank, announced the formation of a new company focused on investment management and insurance. Mr. Darin M. Ely will join the management team of Monarch Bank and serve as Virginia Asset Group’s President. Brad E. Schwartz, Executive Vice President, stated “the formation of this company is more of a partnership between Darin and his team of investment and insurance professionals, and the existing investment and insurance program at Monarch. This is a win-win for both of our clients. Through Mr. Ely’s leadership and expertise we feel we can deliver a broader and better mix of solutions for our banking clients. By building an even stronger program we expect this to enhance our profitability from these lines of business.”

Virginia Asset Group will immediately have seven licensed investment and insurance professionals serving Hampton Roads and the Outer Banks of North Carolina. The new company’s headquarters is located at 621 Lynnhaven Parkway in Virginia Beach, with services also provided throughout Monarch Bank’s eight office network.

Monarch Bank is a community bank with two offices in Chesapeake, three offices in Virginia Beach, and three offices in Norfolk, Virginia. Services are also provided through fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, “Monarch Online” consumer and business internet banking (www.monarchbank.com), and our 24-hour phone banking system. Our subsidiaries include Monarch Home Funding, LLC (secondary mortgage origination), Virginia Asset Group, LLC (investment and insurance solutions) and Monarch Capital, LLC (commercial mortgage brokerage). Monarch offers investment services through its ownership in BI Investments, LLC (investments and asset management), and insurance services through its ownership in Bankers Insurance, LLC (full-service insurance agency). The shares of Monarch Bank are publicly traded on the NASDAQ Capital Market under the symbol “MNRK”.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Bank and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Bank’s most recent Form 10-K and 10-Q reports and other documents filed with Federal Reserve Bank. Monarch Bank does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.